Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES SECOND
QUARTER FISCAL 2013 FINANCIAL RESULTS

Comp Store Sales Increase 3.7%
Gross Margin Up 680 Basis Points to 29.6% of Sales
Earnings Per Diluted Share of $0.01

FOOTHILL RANCH, CA, August 27, 2013 (BUSINESS WIRE) - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced financial results for its fiscal second quarter ended August 3, 2013. The Company also provided its financial outlook for the third quarter of fiscal 2013.

Second Quarter Fiscal 2013:

▪	Net sales totaled $137.2 million versus net sales of $135.3 million in the second quarter of 2012.

▪	Consolidated comparable store sales increased 3.7%, including an increase of 3.9% for Wet Seal and an increase of 2.0% for Arden B.

▪
Gross profit increased 32% to $40.7 million compared to $30.8 million a year ago, while gross margin expanded 680 basis points to 29.6% of sales versus 22.8% of sales in the second quarter of 2012. The year-over-year increase is primarily attributable to substantial improvement in merchandise margin due to reduced markdown levels.

▪
Operating income was $1.0 million compared to operating loss of $19.5 million in the second quarter of fiscal 2012. The current year and prior year quarters include $262,000 and $9.0 million, respectively, of non-cash asset impairment charges. Operating loss in the prior year period also includes $1.9 million in CEO severance costs. Non-GAAP adjusted operating income, excluding the effect of the aforementioned charges, was $1.2 million in the second quarter of fiscal 2013 compared to non-GAAP adjusted operating loss of $8.6 million in the prior year period.

▪
Net income totaled $1.0 million, or $0.01 per diluted share, compared to net loss of $12.4 million, or $0.14 per diluted share, in the prior year quarter. Non-GAAP adjusted net income in the second quarter of fiscal 2013, excluding the after-tax effect of non-cash asset impairment charges, totaled $1.2 million, or $0.01 per diluted share. Non-GAAP adjusted net loss in the second quarter of fiscal 2012, excluding the after-tax effect of non-cash asset impairment charges and CEO severance costs, was $5.8 million, or $0.07 per diluted share.

▪	At quarter's end, the Company's inventory per square foot was up 2% versus a year ago, including an increase of 3% at Wet Seal and a decrease of 15% at Arden B.

John D. Goodman, Chief Executive Officer, stated, “During the second quarter we achieved strong year-over-year improvement across all of our key financial metrics. We delivered comparable store sales growth of 3.7%, expanded our merchandise margin, reduced expenses and attained profitability. Our performance reflects the benefits of our fast fashion operating model, ongoing progress against our turnaround strategies and strong inventory management.”

Balance Sheet and Share Repurchase Program

As of August 3, 2013, the Company had cash and cash equivalents and short-term investments of $79.7 million and no debt. This compares to cash and cash equivalents and short-term investments of $110.0 million at fiscal 2012 year-end and reflects the deployment of cash toward the Company's share repurchase program and payment, net of insurance proceeds, of the class action lawsuit settlement previously announced in May. Inventory totaled $40.9 million compared to $41.5 million a year ago.

During the second quarter of fiscal 2013, the Company completed its $25 million share repurchase program. Under the program, the Company repurchased a total of 5,565,873 shares of its common stock at a weighted average cost of $4.48 per share, for a total cost, including commissions, of $25.0 million. During the second quarter of fiscal 2013, the Company repurchased 4,359,224 shares of its common stock at a weighted average cost of $4.89 per share, for a total cost, including commissions, of $21.4 million. The Company also repurchased a total of 58,416 shares of its common stock during the first half of fiscal 2013 to satisfy employee tax obligations, upon restricted stock vesting, for a total cost of $0.2 million. “We are pleased with the execution of our share repurchase program and to have utilized a portion of the Company's cash to return value to our shareholders,” continued Goodman. “This brought improved balance to our capital structure, while also maintaining the Company's strong financial condition.

“As we look at the second half of the year, we're encouraged by how the business is positioned from both a financial and operational perspective. Our product and merchandising initiatives are resonating with customers, and we believe these core strategies, along with new marketing programs and partnerships planned for back-to-school and holiday, will enable us to drive continued growth at both Wet Seal and Arden B. In the late October-early November time frame, we plan to open 22 new Wet Seal stores, primarily in outlet centers, and look forward to embarking on a more aggressive plan for unit growth beginning in fiscal 2014.”

Real Estate

During the second quarter of fiscal 2013, the Company opened 1 and closed 1 Wet Seal store and closed 1 Arden B store. As of August 3, 2013, the Company operated 525 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 61 Arden B stores.

Third Quarter Fiscal 2013 Financial Outlook

For the third quarter of fiscal 2013, the Company estimates net loss per diluted share in the range of $0.02 to $0.03 versus net loss per diluted share of $0.17 in the prior year third quarter. The current year quarter includes approximately $0.8 million, or $0.01 per diluted share, of pre-opening expenses for the Wet Seal stores opening mostly during the late October-early November time frame.

The financial outlook is based on the following assumptions:

▪	Total net sales between $135 million and $138 million versus $135.5 million in the third quarter of fiscal 2012.

▪	Comparable store sales increase in the mid-single digits versus a 13.5% decline in the prior year third quarter.

▪
Gross margin rate between 26.9% and 27.9% of net sales versus 19.2% in the prior year quarter, reflecting an increase of between 770 and 870 basis points driven by improvement in merchandise margin and leveraging benefits of positive comparable store sales on occupancy costs, offset by an estimated $0.4 million of current year new store pre-opening costs.

▪
SG&A expense between 28.9% and 29.2% of net sales versus 32.8% in the prior year quarter. The current year quarter includes an estimated $0.4 million of new store pre-opening costs. The prior year quarter included $2.1 million in costs associated with a proxy solicitation to replace certain of the Company's board members and $1.6 million in incremental legal fees and settlement costs for various employment-related matters.

▪
Operating loss ranging from $1.8 million to $2.7 million. In the third quarter of fiscal 2012, operating loss was $24.8 million, including $6.5 million in non-cash asset impairment charges and the aforementioned proxy solicitation and legal costs.

▪	Fourteen net new store openings at Wet Seal and three store closings at Arden B.

▪	Weighted-average diluted shares outstanding of approximately 84 million shares.

For all of fiscal 2013, the Company now expects to have net no change in the Wet Seal store count and eight Arden B store closings. The Company forecasts fiscal 2013 net capital expenditures will be approximately $20 million to $22 million, of which approximately $14 million to $16 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Conference Call

The Company will host a conference call and Q&A session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company's website, www.wetsealinc.com. A replay of the call will be available through September 10, 2013. To access the replay, please call (877) 870-5176 or (858) 384-5517 and provide ID number 417425.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 3, 2013, the Company operated a total of 525 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 61 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's financial outlook for its third quarter of fiscal 2013, its store opening and capital expenditure plans for its third quarter and/or full year of fiscal 2013, and its merchandising, capital planning and other strategic action plans, or any other statements that relate to the intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.
Condensed Consolidated Balance Sheets
(000’s Omitted)
(Unaudited)

	August 3, 2013	February 2, 2013	July 28, 2012
ASSETS
Cash and cash equivalents	$27,773	$42,279	$146,470
Short-term investments	51,948	67,694	-
Merchandise inventories	40,910	33,788	41,479
Other current assets	14,919	15,467	8,767
Deferred taxes	-	-	20,133
Total current assets	135,550	159,228	216,849
Net equipment and leasehold improvements	66,013	64,225	79,874
Deferred taxes	-	-	31,081
Other assets	3,016	3,053	3,034
Total assets	$204,579	$226,506	$330,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$24,401	$16,978	$24,738
Accounts payable – other	10,410	18,116	11,828
Accrued liabilities	24,826	26,347	26,112
Current portion of deferred rent	2,952	2,289	3,018
Total current liabilities	62,589	63,730	65,696
Deferred rent	31,171	32,136	33,068
Other long-term liabilities	1,834	1,908	1,855
Total liabilities	95,594	97,774	100,619
Total stockholders’ equity	108,985	128,732	230,219
Total liabilities and stockholders’ equity	$204,579	$226,506	$330,838

Exhibit A (Continued)

The Wet Seal, Inc.
Condensed Consolidated Statements of Operations
(000’s Omitted, Except Share Data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales	$137,249	$135,261	$277,694	$283,206
Gross margin	40,652	30,802	82,883	74,405
Selling, general & administrative expenses	39,412	41,372	76,849	81,810
Asset impairment	262	8,973	1,858	12,579
Operating income (loss)	978	(19,543)	4,176	(19,984)
Interest expense, net	(1)	(8)	(7)	(18)
Income (loss) before provision (benefit) for income taxes	977	(19,551)	4,169	(20,002)
Provision (benefit) for income taxes	19	(7,182)	101	(7,360)
Net income (loss)	$958	$(12,369)	$4,068	$(12,642)
Weighted average shares, basic	85,800,626	88,585,063	87,178,655	88,536,020
Net income (loss) per share, basic (1)	$0.01	$(0.14)	$0.05	$(0.14)
Weighted average shares, diluted	85,975,029	88,585,063	87,243,412	88,536,020
Net income (loss) per share, diluted (1)	$0.01	$(0.14)	$0.05	$(0.14)

(1)
Calculation of the Company’s earnings per share requires the allocation of net income among common shareholders and participating security holders. The net income (loss) available to common shareholders used to calculate basic and diluted earnings per share was $946 and $4,022 for the 13 and 26 weeks ended August 3, 2013, respectively, and $(12,369) and $(12,642) for the 13 and 26 weeks ended July 28, 2012, respectively.

Exhibit A (continued)
The Wet Seal, Inc.
Consolidated Statements of Cash Flows
(000’s Omitted)
(Unaudited)

	26 Weeks Ended
	August 3, 2013	July 28, 2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$4,068	$(12,642)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,775	9,261
Amortization of premium on investments	112	-
Amortization of deferred financing costs	54	54
Asset impairment	1,858	12,579
Loss on disposal of equipment and leasehold improvements	47	483
Deferred income taxes	-	(7,301)
Stock-based compensation	845	1,992
Changes in operating assets and liabilities:
Income taxes receivable	145	(460)
Other receivables	763	(299)
Merchandise inventories	(7,122)	(9,645)
Prepaid expenses and other assets	(414)	(1,847)
Other non-current assets	37	28
Accounts payable and accrued liabilities	(3,409)	8,511
Deferred rent	(302)	434
Other long-term liabilities	(74)	(69)
Net cash provided by operating activities	3,383	1,079
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(8,863)	(11,591)
Investments in marketable securities	(9,500)	-
Proceeds from sale of marketable securities	25,134	-
Net cash provided by (used in) investing activities	6,771	(11,591)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	534	19
Repurchase of common stock	(25,194)	(222)
Net cash used in financing activities	(24,660)	(203)
DECREASE IN CASH AND CASH EQUIVALENTS	(14,506)	(10,715)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,279	157,185
CASH AND CASH EQUIVALENTS, END OF PERIOD	$27,773	$146,470

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined under applicable accounting standards. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 26 weeks ended August 3, 2013, and July 28, 2012, for the two reportable segments is set forth below (in thousands, except number of stores as of period end and sales per square foot):

Thirteen Weeks Ended August 3, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$120,567	$16,682	n/a	$137,249
% of total sales	88%	12%	n/a	100%
Comparable store sales % increase	3.9%	2.0%	n/a	3.7%
Operating income (loss)	$8,950	$491	$(8,463)	$978
Interest expense, net	$—	$—	$(1)	$(1)
Income (loss) before provision for income taxes	$8,950	$491	$(8,464)	$977
Depreciation	$2,732	$322	$383	$3,437
Number of stores as of period end	$464	$61	n/a	$525
Sales per square foot	$62	$76	n/a	$63
Square footage as of period end	1,859	189	n/a	2,048

Thirteen Weeks Ended July 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$113,739	$21,522	n/a	$135,261
% of total sales	84%	16%	n/a	100%
Comparable store sales % decrease	(11.0)%	(11.6)%	n/a	(11.1)%
Operating loss	$(8,579)	$(1,578)	$(9,386)	$(19,543)
Interest expense, net	$—	$—	$(8)	$(8)
Loss before benefit for income taxes	$(8,579)	$(1,578)	$(9,394)	$(19,551)
Depreciation	$3,723	$456	$391	$4,570
Number of stores as of period end	$468	$82	n/a	$550
Sales per square foot	$58	$75	n/a	$60
Square footage as of period end	1,870	254	n/a	2,124

Twenty-Six Weeks Ended August 3, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$243,367	$34,327	n/a	$277,694
% of total sales	88%	12%	n/a	100%
Comparable store sales % increase	0.1%	1.4%	n/a	0.2%
Operating income (loss)	$18,502	$1,048	$(15,374)	$4,176
Interest expense, net	$—	$—	$(7)	$(7)
Income (loss) before provision for income taxes	$18,502	$1,048	$(15,381)	$4,169
Depreciation	$5,317	$581	$877	$6,775
Sales per square foot	$124	$157	n/a	$127

Twenty-Six Weeks Ended July 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$239,914	$43,292	n/a	$283,206
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(8.9)%	(11.5)%	n/a	(9.3)%
Operating income (loss)	$745	$(2,882)	$(17,847)	$(19,984)
Interest expense, net	$—	$—	$(18)	$(18)
Income (loss) before benefit for income taxes	$745	$(2,882)	$(17,865)	$(20,002)
Depreciation	$7,577	$911	$773	$9,261
Sales per square foot	$122	$150	n/a	$125

Exhibit B (Continued)

The “Corporate” column is presented to allow for reconciliation of store contribution amounts to consolidated operating income (loss), interest expense, net, and income (loss) before provision (benefit) for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Corporate expenses during the 26 weeks ended August 3, 2013 include a $3.5 million benefit to adjust loss contingency charges for several litigation matters. Corporate expenses during the 13 and 26 weeks ended July 28, 2012, include $1.9 million of previous CEO severance costs.

Wet Seal operating segment results during the 13 and 26 weeks ended August 3, 2013, and July 28, 2012, include $0.3 million, $1.4 million, $7.9 million and $10.6 million, respectively, of asset impairment charges.

Arden B operating segment results during the 26 weeks ended August 3, 2013, and the 13 and 26 weeks ended July 28, 2012, include $0.5 million, $1.1 million and $2.0 million, respectively, of asset impairment charges.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures (Unaudited)

Included within this press release are references to non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating income (loss), net income (loss) and net income (loss) per diluted share before certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company's business and operations. For further information, see “Company Statement on Disclosure of Non-GAAP Financial Measures” within the Investor Relations section of the Company's corporate web site, www.wetsealinc.com.

The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net income (loss) per diluted share):

	13 Weeks Ended			13 Weeks Ended
	August 3, 2013			July 28, 2012
	Operating Income	Net Income	Net Income Per Diluted Share	Operating Loss	Net Loss	Net Loss Per Diluted Share
GAAP financial measure	$1.0	$1.0	$0.01	$(19.5)	$(12.4)	$(0.14)
Charges:
CEO severance costs, net of income taxes	-	-	-	1.9	1.2	0.01
Non-cash asset impairment charges, net of income taxes	0.2	0.2	-	9.0	5.4	0.06
Non-GAAP financial measure	$1.2	$1.2	$0.01	$(8.6)	$(5.8)	$(0.07)

During the second quarter of fiscal 2012, the Company recorded significant severance costs related to the departure of its Chief Executive Officer. Given the unique nature and substantial amount of these charges, the Company believes presentation of historical financial information excluding these charges to be beneficial to its investors.

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.